Exhibit 99.2

December 18, 2019

Board of Trustees

Liberty Property Trust

650 E. Swedesford Road

Wayne, PA 19087

Re:                       Amendment No. 1 to Registration Statement on Form S-4 of
Prologis, Inc. (File No. 333-235260) relating to Common Stock, par value $0.01 per share (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated October 27, 2019 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than Prologis, Inc. (“Parent”) and its affiliates) of the outstanding shares of beneficial interest, par value $0.001 per share, of Liberty Property Trust (the “Company”) of the Exchange Ratio (as defined in the Opinion Letter) to be paid pursuant to the Agreement and Plan of Merger, dated as of October 27, 2019, by and among Parent, Prologis, L.P., a subsidiary of Parent (“Parent OP”), Lambda REIT Acquisition LLC, a wholly owned subsidiary of Parent, Lambda OP Acquisition LLC, a wholly owned subsidiary of Parent OP, the Company, Liberty Property Limited Partnership, a subsidiary of the Company, and Leaf Holdco Property Trust, a wholly owned subsidiary of the Company.

The Opinion Letter is provided for the information and assistance of the Board of Trustees of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement, as amended. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary”, “The Mergers—Background of the Mergers”, “The Mergers—Recommendation of the Liberty Board of Trustees and its Reasons for the Mergers” “The Mergers—Opinions of Liberty’s Financial Advisors”, “The Mergers—Certain Prologis Unaudited Prospective Financial Information” and “The Mergers—Certain Liberty Unaudited Prospective Financial Information” and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the Registration Statement, as amended.  Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN SACHS & CO. LLC
(GOLDMAN SACHS & CO. LLC)